Exhibit 99.1

News Release

Herbert A. Allen Retires from Board of Directors of The Coca-Cola Company

ATLANTA, Aug. 24, 2021 – The Coca-Cola Company today announced that Herbert A. Allen has retired as a director, stepping down after 39 years of service.

Allen, 80, was the longest-serving current member of the company’s board of directors. Allen retired effective Aug. 18. With Allen’s retirement, Coca-Cola now has 11 directors.

“On behalf of The Coca-Cola Company and its board of directors, I thank Herbert for his service,” said James Quincey, Chairman and CEO of The Coca-Cola Company. “Herbert joined the board in 1982. Throughout the years, his counsel and sound judgment have guided company leadership through many evolutions. His positive impact on Coca-Cola will last far beyond his tenure on the board. We wish him all the best in the next chapter.”

“The greatest part of serving as a director has been meeting and getting to know a wide variety of people in the company,” Allen said. “Whether bottlers, Coke employees, officers or company directors, virtually everyone has been part of an enriching experience. As a shareowner, I extend my appreciation and gratitude to all of you.”

Allen is president, CEO and director of Allen & Co., a privately held investment firm in New York. Allen & Co. is a preeminent investment firm focused on the media, entertainment, technology and other innovative industries.

Allen joined the Coca-Cola board when the company was led by Chairman and CEO Roberto Goizueta. Allen went on to work with five other chairmen of the company, most recently Quincey.

About The Coca-Cola Company

The Coca-Cola Company (NYSE: KO) is a total beverage company with products sold in more than 200 countries and territories. Our company’s purpose is to refresh the world and make a difference. We sell multiple billion-dollar brands across several beverage categories worldwide. Our portfolio of sparkling soft drink brands includes Coca-Cola, Sprite and Fanta. Our hydration, sports, coffee and tea brands include Dasani, smartwater, vitaminwater, Topo Chico, Powerade, Costa, Georgia, Gold Peak, Honest and Ayataka. Our nutrition, juice, dairy and plant-based beverage brands include Minute Maid, Simply, innocent, Del Valle, fairlife and AdeS. We’re constantly transforming our portfolio, from reducing sugar in our drinks to bringing innovative new products to market. We seek to positively impact people’s lives, communities and the planet through water replenishment, packaging recycling, sustainable sourcing practices and carbon emissions reductions across our value chain. Together with our bottling partners, we employ more than 700,000 people, helping bring economic opportunity to local communities worldwide. Learn more at www.coca-colacompany.com and follow us on Twitter, Instagram, Facebook and LinkedIn.

Contacts:

Investors and Analysts: Tim Leveridge, koinvestorrelations@coca-cola.com

Media: Scott Leith, sleith@coca-cola.com